ASSET PURCHASE AGREEMENT
AMONG
NEW ENGLAND BUSINESS SERVICE, INC.,
CHISWICK TRADING, INC.
AND
THEODORE PASQUARELLO
MARCH 31, 1997




ASSET PURCHASE AGREEMENT
This Agreement is entered into on March 31, 1997, by and among
New England Business Service, Inc., a Delaware corporation (the
"Buyer"), Chiswick Trading, Inc., a Massachusetts corporation (the
"Seller"), and Theodore Pasquarello (the "Stockholder").  The Buyer, the
Seller and the Stockholder are referred to collectively herein as the
"Parties."
WITNESSETH:
WHEREAS, the Seller is engaged in the marketing and sale of
industrial packaging, shipping and warehouse supplies, and gift wrap packaging, directly and indirectly to small businesses; and
WHEREAS, the Seller desires to sell, transfer and assign to the
Buyer, and the Buyer desires to purchase and acquire from the Seller, the assets of the Seller described herein, in return for cash and shares of Buyer Common Stock and the assumption of certain specified liabilities; and
WHEREAS, the Stockholder is the sole stockholder of the Seller and will benefit directly from the sale of assets contemplated hereby.
AGREEMENT
	NOW, THEREFORE, in consideration of the premises and the
mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties, intending to become legally bound, agree as follows.
ARTICLE I
DEFINITIONS
For the purposes of this Agreement, the following words and
phrases, when used herein, shall have the meanings specified or referred to below:
"Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.
"Access Period" means the longer of (a) a period of five years following the Closing Date, or (b) the period of time beginning on the
Closing Date and ending on the date when taxes may no longer be assessed under the applicable statutes of limitation, excluding any period of waiver or extensions thereof.
"Acquired Assets" means all right, title, and interest in and to all of the properties, assets, rights, privileges and business of the Seller, tangible and intangible, including all of its (a) leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets), (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies), (c) Intellect-ual Property, all goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, and all proprietary rights (d) leases, subleases, and rights thereunder, (e) agreements, contracts, instruments, other similar arrangements, and rights thereunder,
(f) accounts, notes, and other receivables, (g) claims, deposits, prepayments, causes of action, choses in action, rights of recovery, and rights of set off, (h) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (i) books, records, ledgers, files, documents, correspondence, lists (including customer lists), plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, and (j) Cash; provided, however, that the Acquired
Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, corporate minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation, (ii) the vehicles owned or leased by the Seller which are identified in Section 3.14 of the Disclosure Schedule as used for personal as well as business purposes, (iii) the leases of real property in Sudbury, Massachusetts identified in Section
3.12 of the Disclosure Schedule, (iv) any rights of recoupment or refunds related to the Seller's payment of Taxes, (v) the term life insurance policy for the Stockholder issued by General American, Policy No. 3019878 in the amount of $1,000,000; (vi) the revolving line of credit agreement between the Seller and The First National Bank of Boston for borrowing up to $3,000,000; or (vii) any of the rights of the Seller under this Agreement (or under any other agreement between the Seller on the one hand and the
Buyer on the other hand entered into on or after the date of this
Agreement).
"Adverse Consequences" means all damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses; provided, however, that the amount attributable to any Adverse Consequence shall be reduced by (or shall not include) (i) any proceeds relating to the Adverse Consequence collected by or paid to the Indemnified Party (as defined below) under the insurance policies of any party, and (ii) any and all actual net tax refunds or reductions in taxes payable by the Indemnified Party or its affiliates (the "Net Tax Benefit"), but giving effect to the time value of money, solely as a result of the circumstance giving rise to such Adverse Consequence (provided, however, that any tax liability of the Indemnified Party incurred in connection with the receipt of reimbursement of such Adverse
Consequence by the Indemnified Party shall be included in the calculation of the Net Tax Benefit).
"Agreement" means this agreement between the Parties, as the same may be amended from time to time.
"Assumed Employees" has the meaning set forth in Section 8.07(a)
below.
"Assumed Liabilities" means (a) all Liabilities of the Seller which are reflected on the Closing Balance Sheet, (b) all obligations of the Seller under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets, including any warranty or product liability obligations which arise out of products sold prior to the Closing Date, and (c) the Liabilities and obligations of the Seller under its Employee Benefit Plans and other non-material fringe benefit plans and programs, all to the extent described in Section 8.07 of this Agreement; provided, however, that the Assumed Liabilities shall not include, except to the extent accrued on the Closing Balance Sheet (or as otherwise set forth below), (i) any Liability of the Seller for Taxes; (ii) any obligation of the Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of any of the Seller or was serving at the request of the Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise); (iii) any Liability of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby; (iv) any liability or obligation of the Seller in respect of any options, warrants or similar rights to acquire any shares of its capital stock; (v) any Liability or obligation of the Seller or the Stockholder in respect of any stock appreciation rights, including without limitation any rights accruing under the Equity Appreciation Right Agreements by and between the Seller and certain individuals; (vi) any obligations under the escheat or abandoned property laws of any state which arise from or relate to the Acquired
Assets or the Seller's activities; (vii) any Liability or obligation relating to the vehicles owned or leased by the Seller which are identified in
Section 3.14 of the Disclosure Schedule as used for personal as well as business purposes; (viii) any Liability or obligation arising from guarantees of the Seller, whether such guarantees are of indebtedness for borrowed money or are guarantees of the Liabilities or obligations of any other Person, as identified in Section 3.25 of the Disclosure Schedule;
(ix) any obligations under any unwritten agreements between the
Stockholder and the Seller; (x) any Liability or obligation arising out of or related to any leases of real property in Sudbury, Massachusetts to which the Seller is a party; (xi) any Liability of Seller under any Environmental, Health and Safety Laws that arises from the Acquired Assets or the premises to be leased by the Buyer in connection with the Acquired Assets;
(xii) any obligation of the Seller (whether accrued or unaccrued) under its commercial promissory note dated August 28, 1991 and the related security agreement, each relating to the revolving line of credit agreement between the Seller and The First National Bank of Boston; (xiii) any liability for funded debt in excess of $300,000.00; or (xiv) any Liability or obligation of the Seller under this Agreement (or under any other agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement).
"Benefits Closing Date" has the meaning set forth in Section 8.07(b)
below.
"Buyer" has the meaning set forth in the preface above.
"Buyer Common Stock" means the common stock of the Buyer, par value $1.00 per share.
"Buyer's 401(k) Plan" has the meaning set forth in Section 8.07(d)
below.
"Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with
GAAP applied on a basis consistent with the preparation of the September
30, 1996 Financial Statements.
"Closing" has the meaning set forth in Section 2.04 below.
"Closing Balance Sheet" has the meaning set forth in Section 2.05 below.
"Closing Date" has the meaning set forth in Section 2.04 below.
"Code" means the Internal Revenue Code of 1986, as amended,
and the regulations promulgated thereunder.
"Commission" means the Securities and Exchange Commission.
"Covered Matter" has the meaning set forth in Section 7.04(b)
below.
"Dispute Notice" has the meaning specified in Section 2.05(b)
below.
"Disclosure Schedule" has the meaning set forth in Article III below.
"Eligible Individuals" has the meaning set forth in Section 8.07(c)
below.
"Employee Benefit Plan" means any (a) non-qualified deferred compensation agreement or arrangement or qualified retirement plan which is an Employee Pension Benefit Plan, or (b) Employee Welfare
Benefit Plan or material fringe benefit plan or program.
"Employee Pension Benefit Plan" has the meaning set forth in
ERISA Sect.3(2).
"Employee Welfare Benefit Plan" has the meaning set forth in
ERISA Sect.3(1).
"Environmental, Health, and Safety Laws" means all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, and rulings thereunder) of federal, state, and local governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety.
"ERISA" means the Employee Retirement Income Security Act of
1974, as amended.
"Extremely Hazardous Substance" has the meaning set forth in
Sect.302 of the Emergency Planning and Community Right-to-Know Act
of 1986, as amended.
"Fair Value" means the average of the closing price of a share of the Buyer Common Stock for the twenty (20) successive trading days ending on and including the third trading day preceding the Closing Date, as reported by the New York Stock Exchange.
"Fiduciary" has the meaning set forth in ERISA Sect.3(21).
"Final Purchase Price" has the meaning set forth in Section 2.05(c)
below.
"Financial Statements" has the meaning set forth in Section 3.07 below.
"GAAP" means generally accepted accounting principles as in
effect from time to time.
"Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.
"Indemnified Party" has the meaning set forth in Section 7.04(a)
below.
"Indemnifying Party" has the meaning set forth in Section 7.04(a)
below.
"Initial Purchase Price" has the meaning set forth in Section 2.03 below.
"Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, and extensions thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all combinations thereof and including all goodwill associated therewith, and all registration applications, registrations, and registration renewals in connection therewith, (c) all copyrightable works, all copyrights, and all registration applications, registrations, and registration renewals in connection therewith, (d) all mask works and all registration applications, registrations, and registration renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions,
manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), and (g) all copies and tangible embodiments thereof (in whatever form or medium). "Knowledge of the Seller" or "Seller's Knowledge" means the actual knowledge of the Stockholder, Judith L. McConnell, Ronald Doyle,
Rand Goddard, Kenneth Murphy, Joel Karsh, and Barbara-Marie Scalzi,
and any other employees of the Seller with specific responsibility for the matters as to which the Seller is making representations and warranties hereunder.
"Lease Agreements" means (i) the Lease of even date herewith between Theodore Pasquarello, as Trustee of the E. B. Realty Trust, and
the Seller for the premises at 33 Union Avenue, Sudbury, Massachusetts,
(ii) the Lease of even date herewith between Theodore Pasquarello, as
Trustee of the Paris Trust, and the Seller for the premises at 31 Union
Avenue, Sudbury, Massachusetts, and (iii) the Lease between Theodore Pasquarello, as Trustee of the Paris Trust, and the Seller for the premises at 25 Union Avenue, Sudbury, Massachusetts (when executed), in the form attached hereto as Exhibit A.
"Liability" means any liability (whether known or unknown,
whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
"Most Recent Balance Sheet" means the balance sheet contained within the December 31, 1996 Financial Statements.
"Most Recent Fiscal Year End" has the meaning set forth in
Section 3.07 below.
"Multiemployer Plan" has the meaning set forth in
ERISA Sect. 3(37).
"Ordinary Course of Business" means the ordinary course of
business consistent with past custom and practice.
"Party" has the meaning set forth in the preface above.
"PBGC" means the Pension Benefit Guaranty Corporation.
"Person" means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, or governmental entity (or any department, agency, or political subdivision thereof).
"Prohibited Transaction" has the meaning set forth in
ERISA Sect.406 and Code Sect.4975, but excludes any transaction so described which is exempt from the prohibitions of ERISA pursuant to
Section 408 of ERISA and the excise taxes of Code Sect.4975 pursuant to
Code Sect.4975.
"Registration Expenses" has the meaning set forth in
Section 8.05(a) below.
"Related Agreement" means any agreement, certificate or
instrument executed and delivered by a Party at the Closing or otherwise in connection with the consummation of the transactions contemplated by this Agreement.
"Reportable Event" has the meaning set forth in ERISA Sect.4043.
"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
"Security Interest" means any mortgage, pledge, lien, lis pendens, charge, attachment, easement, covenant, restriction or other encumbrance of any nature, except (a) mechanic's, materialman's, and similar liens,
(b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of
Business and not incurred in connection with the borrowing of money.
"Seller" has the meaning set forth in the preface above.
"Seller's 401(k) Plan" has the meaning set forth in Section 8.07(d)
below.
"Selling Expenses" has the meaning set forth in Section 8.05(a)
below.
"Subsidiary" means any corporation with respect to which a
specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.
"Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sect.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
"Third Party Claim" has the meaning set forth in Section 7.04(a)
below.
"Transition Arrangements" has the meaning set forth in Section
8.07(b) below.
"WARN Act" has the meaning set forth in Section 8.07(e) below.
ARTICLE II
PURCHASE AND SALE
2.01	Purchase and Sale of Assets.  On and subject to the terms
and conditions of this Agreement, at the Closing the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets, free and clear of all Security Interests, for the consideration specified below in this Article II, pursuant to a Bill of Sale delivered in connection herewith and such other instruments or agreements as the Buyer may reasonably request.
2.02	Assumption of Liabilities.  On and subject to the terms and
conditions of this Agreement, at the Closing the Buyer agrees to assume and become responsible for all of the Assumed Liabilities pursuant to an Assumption Agreement delivered in connection herewith and such other instruments or agreements as the Seller may reasonably request. The
Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Seller not included within the definition of Assumed Liabilities.
2.03	Initial Purchase Price.  The Buyer agrees to pay to the Seller at the Closing the aggregate amount of $43,000,000.00 (the "Initial
Purchase Price") by delivery of (i) shares (rounded to the nearest whole share) of its Buyer Common Stock having a Fair Value at the Closing Date of $8,400,000.00, and (ii) cash for the balance of the Initial Purchase Price payable by wire transfer or delivery of other immediately available funds.
2.04	The Closing.  The closing of the transactions contemplated
by this Agreement (the "Closing") shall take place at the offices of Hill & Barlow in Boston, Massachusetts, on March 31, 1997 or such other date as the Parties may mutually determine (the "Closing Date").
2.05	Adjustments to Initial Purchase Price.  The Initial Purchase
Price shall be subject to adjustment after the Closing Date as follows:
(a)	As promptly as possible following the Closing Date,
the Seller and the Stockholder shall deliver to the Buyer a balance sheet of the Seller prepared by the Seller's independent accountant as of the Closing Date (the "Closing Balance Sheet").  The Closing
Balance Sheet shall be prepared in accordance with subsection (d)
below, and shall be accompanied by a certificate of the Seller's independent accountant attesting to such preparation.
(b)	In the event that the Buyer disputes the presentation
of any item or items contained in the Closing Balance Sheet, the
Buyer shall notify the Seller and the Stockholder in writing (the
"Dispute Notice") of the amount, nature and basis of such dispute, within 15 calendar days after delivery of the Closing Balance Sheet.
In the event of such a dispute, the Stockholder and the Buyer shall first use their best efforts to resolve such dispute among themselves.
If the Stockholder and the Buyer are unable to resolve the dispute within 25 calendar days after delivery of the Closing Balance Sheet, the dispute shall be submitted to the Boston, Massachusetts office of
Price Waterhouse LLP ("Price Waterhouse").  Price Waterhouse
shall be required to resolve the dispute and determine a final
Closing Balance Sheet within 30 days after submission in
accordance with the standard set forth in subsection (d) below, and their determination shall be binding and conclusive upon all the
Parties.  The fees and expenses of Price Waterhouse in connection with the resolution of disputes hereunder shall be shared equally by the Stockholder and the Buyer.
(c)	Immediately upon the expiration of the 15-day period
for giving the Dispute Notice, if no Dispute Notice is given, or immediately upon the resolution of disputes, if any, pursuant to
Section 2.05(b) above, the Purchase Price shall be adjusted as follows (as so adjusted, the "Final Purchase Price"). If the total stockholder's equity set forth in the Closing Balance Sheet exceeds
$9,134,679, the amount of such excess shall be paid immediately by the Buyer to the Seller by wire transfer or delivery of other immediately available funds.  If such total stockholder's equity is less than $9,134,679, the Stockholder shall cause the Seller to pay immediately to the Buyer by wire transfer or delivery of other immediately available funds the amount of such shortfall.
(d)	The Closing Balance Sheet as prepared by the Seller's
independent accountant and, if there are any disputes relating thereto as described in Section 2.05(b) above, as finally determined by the parties or by Price Waterhouse, (i) shall be prepared in accordance with GAAP to the extent consistent with the Seller's
September 30, 1996 balance sheet included in the Financial
Statements, without any adjustments applicable solely as a result of the acquisition of the Acquired Assets by the Buyer on the Closing
Date, and (ii) shall include all Liabilities of the Seller that are set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) to the extent the same have not been satisfied prior to the Closing Date, except that there shall not be included as liabilities in the Closing Balance Sheet any Liabilities that are not
Assumed Liabilities (and the Closing Balance Sheet shall reflect any adjustments necessary or appropriate in connection with such exclusion).
2.06	Allocation.  The Final Purchase Price shall be allocated by
the Buyer in consultation with the Seller among the Acquired Assets in accordance with the relative fair market values and pursuant to Section
1060 of the Code. The parties hereto shall furnish such information to the Internal Revenue Service with respect to allocation of the Final Purchase
Price payable hereunder as may be required by Section 1060 of the Code.
The Buyer and the Seller shall furnish each other with a copy of the information it proposes to submit to the Internal Revenue Service at least
30 days prior to the due date for filing such material, and the parties shall furnish information consistent therewith to the Internal Revenue Service in connection with the filing of their fiscal year-end 1997 federal income tax return.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND
THE STOCKHOLDER
The Seller and the Stockholder jointly and severally represent and warrant to the Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule attached to this Agreement (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in sections corresponding to the numbered sections contained in this Article III.
3.01	Organization of the Seller.  The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Section 3.01 of the Disclosure Schedule identifies each jurisdiction in which the Seller is duly qualified to do business as a foreign corporation, and the Seller is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction where the failure to be so licensed or qualified would have a material adverse effect. The Seller is in good standing in each jurisdiction in which it is qualified to do business, except as otherwise disclosed in Section 3.01 of the Disclosure Schedule.
3.02	Authorization of Transaction. Each of the Seller and the
Stockholder has full right, power, authority and capacity to execute and deliver this Agreement and the Related Agreements to which it is or may become  party, and to perform its obligations hereunder and thereunder.
The execution, delivery and performance of this Agreement and the
Related Agreements by the Seller has been duly authorized by the Seller's
Board of Directors and the Stockholder. This Agreement and the Related Agreements to which each of the Seller and the Stockholder is or may become a party constitute (or will constitute when executed or delivered in accordance herewith) the valid and legally binding obligations of the Seller and Stockholder, as applicable, enforceable in accordance with their respective terms.
3.03	Noncontravention.  Neither the execution and the delivery of this Agreement and the Related Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Article II above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either the Seller or the Stockholder is subject or any provision of the charter or bylaws of the Seller, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject. Except for (1) a filing under the Hart-Scott-Rodino Act, (2) any filing required to change the
Seller's name, and (3) any filings with the United States Patent and
Trademark Office and corresponding Canadian authorities required to transfer to the Buyer the Seller's registered Intellectual Property and applications therefor as set forth in Section 3.13, neither the Seller nor the Stockholder needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.
3.04	Brokers' Fees.  The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
3.05	Title to Assets.  The Seller has valid title to, or a valid
leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except as otherwise indicated in Section 3.05 of the Disclosure Schedule, and except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.
3.06	Subsidiaries.  The Seller has no Subsidiaries and does not
own, directly or indirectly (which term shall not include ownership interests of the Stockholder), any of the capital stock or beneficial interest of any corporation, association, partnership, trust, joint venture, or similar entity.
3.07	Financial Statements.  Attached hereto as Exhibit B are the
following financial statements of the Seller (collectively the "Financial Statements"): (i) the unaudited balance sheet and statements of income, retained earnings, and cash flows, as of and for the nine months ended September 30, 1996; and (ii) audited balance sheets and statements of income, retained earnings, changes in stockholder's equity, and cash flows as of and for the fiscal years ended December 31, 1994, 1995 and
December 31, 1996 (the "Most Recent Fiscal Year End"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods; provided, however, that the Financial Statements identified in clause (i) above are subject to normal year-end adjustments and lack footnotes and other presentation items.
3.08	Events Subsequent to Most Recent Fiscal Year End.  Since
the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Seller.  Without limiting the generality of the foregoing, since that date:
(a)	no party (including the Seller) has accelerated,
terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which the Seller is a party or by which it is bound;
(b)	the Seller has not issued any note, bond, or other debt
security or created, incurred, assumed, or guaranteed any
indebtedness for borrowed money, nor any capitalized lease
obligation in excess of $50,000;
(c)	the Seller has not canceled, compromised, waived, or
released any right or claim (or series of related rights and claims)
outside the Ordinary Course of Business;
(d)	the Seller has not experienced any damage,
destruction, or loss (whether or not covered by insurance) to its property, other than wear and tear in the Ordinary Course of
Business;
(e)	except for cash distributions, if any, to the
Stockholder, the Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;
(f)	the Seller has not paid or declared any dividends to
the Stockholder, other than cash distributions;
(g)	the Seller has not granted any increase in the base
compensation of, or otherwise made any material change in
employment terms for, any of its directors, officers, and employees outside the Ordinary Course of Business;
(h)	the Seller has not adopted, amended, modified or
terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);
(i)	except as described in clauses (c), (e) or (f) above, the
Seller has neither purchased nor sold or otherwise disposed of any properties or assets (other than inventory) having a value in excess of $50,000;
(j)	to the Seller's Knowledge, there has not been any
other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the
Seller and an amount in excess of $50,000; and
(k)	the Seller has not entered into any agreement
requiring or otherwise committed to any of the foregoing.
3.09	Undisclosed Liabilities.  To the Seller's Knowledge, the Seller
does not have any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for
(i) Liabilities set forth on the face of the Most Recent Balance Sheet
(rather than in any notes thereto), and (ii) Liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of
Business.
3.10	Legal Compliance.  The Seller has complied in all material
respects, subject to the provisions of Section 10.15 hereof and except where non-compliance would not have a material adverse effect on the Seller's business, financial condition and results of operations, with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, and rulings thereunder) of federal, state, local, and foreign governments (and all agencies thereof). The Seller has received no notice from any such governmental authority of any such violation or alleged violation, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.
3.11	Tax Matters.  The Seller has timely filed all material Tax
Returns that it was required to file and has paid all Taxes shown to be due thereon. The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.  The Seller has never been a member of an affiliated group as defined in Code Sect.1504 (a) and is not a foreign person as defined in
Code Sect. 1445.
3.12	Real Property.  The Seller owns no real property.
Section 3.12 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Seller, and separately identifies any such real property with respect to which the Stockholder has received written notice of pending or likely reassessment.  The Seller has delivered to the Buyer correct and complete copies of such leases and subleases (as amended to date). With respect to each lease and sublease listed in
Section 3.12 of the Disclosure Schedule:
(a)	the lease or sublease is legal, valid, binding,
enforceable, and in full force and effect;
(b)	neither the Seller nor, to the Seller's Knowledge, any
other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder; and
(c)	all facilities leased or subleased thereunder have
received all approvals of governmental authorities (including licenses and permits) required in connection with the operation of the Seller's business therein and have been operated and
maintained by the Seller in accordance with the terms and
conditions of such approvals.
	3.13	Intellectual Property.
(a)	The Seller is the owner of the registration of the
service mark CHISWICK with the United States Patent and
Trademark Office, Registration No. 1,237,799, dated May 10, 1983, based on use of the mark since 1974; such registration is
incontestable pursuant to and within the meaning of Section 15 of the U.S. Trademark Act, 15 U.S.C. Sect.Sect. 1051 et seq.  The
Seller is the owner of the pending application to register the mark
CHISWICK in the Canadian Intellectual Property Office, Trade-
marks, Serial No. 808481, allowed on January 24, 1997.  The Seller has adopted and used the mark BAGS & BOWS since 1994, but has not made any federal, state or foreign trademark or service mark application therefor.  The Seller has not made any federal, state or foreign trademark or service mark application for the mark
"CHISWICK TRADING."  Except as set forth on Section 3.13 of
the Disclosure Schedule, to Seller's Knowledge, Seller has the right to use the names "Chiswick," "Chiswick Trading," and "Bags &
Bows" in connection with its business.
(b)	Subject to subsection (a) above, the Seller owns or has
the right to use all Intellectual Property necessary for the operation of its businesses as now conducted.  Each item of Intellectual
Property owned or used by the Seller immediately prior to the
Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the
Closing hereunder.
(c)	To the Knowledge of the Seller, it has not infringed
upon, misappropriated, or violated any Intellectual Property rights of third parties, and none of the Seller's directors and officers (and employees with responsibility for Intellectual Property matters)
have ever received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation, or
violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party) that has not been finally resolved.  To the Knowledge of the Seller, no third party has infringed upon, misappropriated, or violated any
Intellectual Property rights of the Seller that have not been finally resolved.
(d)	Section 3.13 of the Disclosure Schedule identifies each
patent, trademark registration or copyright registration which has been issued to the Seller with respect to any of its Intellectual
Property, identifies each pending patent application or application for trademark registration which the Seller has made with respect to any of its Intellectual Property, and identifies each outstanding license, agreement, or other permission which the Seller has granted to any third party with respect to any Intellectual Property owned by the Seller.  The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date).
Section 3.13 of the Disclosure Schedule also identifies each material trade name or material unregistered trademark used by the Seller in connection with any of its businesses. With respect to each item of Intellectual Property identified in Section 3.13 of the Disclosure
Schedule:
	(i)	the Seller possesses all right, title, and interest
in and to the item as so identified, free and
clear of any Security Interest, license, or other
restriction; provided, that in the case of a
trademark or service mark, the foregoing shall
apply only to the registration therefor;
	(ii)	the item is not subject to any outstanding
injunction, judgment, order, decree, or ruling;
	(iii)	no action, suit, proceeding, hearing,
investigation, complaint, claim, or demand is
pending or, to the Knowledge of any of the
Seller's directors, officers, and employees with
responsibility for Intellectual Property
matters, is threatened which challenges the
legality, validity, enforceability, use, or
ownership of the item; and
	(iv)	the Seller has never agreed to indemnify any
Person for or against any interference,
infringement, misappropriation, or other
conflict with respect to the item.
(e)	Section 3.13 of the Disclosure Schedule identifies each
item of Intellectual Property that the Seller uses pursuant to a written license, sublicense, agreement, or permission. The Seller has delivered to the Buyer correct and complete copies of all such written licenses, sublicenses, agreements, and permissions (as amended to date).  With respect to each item of Intellectual
Property required to be identified in Section 3.13 of the Disclosure
Schedule;
	(i)	the license, sublicense, agreement, or
permission pursuant to which the Seller uses
the item is legal, valid, binding, enforceable,
and in full force and effect;
	(ii)	the license, sublicense, agreement, or
permission will continue to be legal, valid,
binding, enforceable, and in full force and
effect on identical terms following the
consummation of the assignments and
assumptions referred to in Article II above;
	(iii)	neither the Seller nor, to the Seller's
Knowledge, any other party to the license,
sublicense, agreement, or permission is in
breach or default, and to the Seller's
Knowledge no event has occurred which with
notice or lapse of time would constitute a
breach or default or permit termination,
modification, or acceleration thereunder;
	(iv)	neither the Seller nor, to the Seller's
Knowledge, any other party to the license,
sublicense, agreement, or permission has
repudiated (in writing, with respect to any
party other than the Seller) any provision
thereof;
	(v)	with respect to each sublicense, to the Seller's
Knowledge, the representations and
warranties set forth in subsections (i) through
(iv) above are true and correct with respect to
the underlying license;
	(vi)	to the Seller's Knowledge, the underlying item
of Intellectual Property is not subject to any
outstanding injunction, judgment, order,
decree, or ruling;
	(vii)	to the Seller's Knowledge, no action, suit,
proceeding, hearing, investigation, complaint,
claim, or demand is pending or threatened
which challenges the legality, validity, or
enforceability of the underlying item of
Intellectual Property; and
	(viii)	the Seller has not granted any sublicense or
similar right with respect to the license,
sublicense, agreement, or permission.
3.14	Tangible Assets.  The Seller owns or leases all buildings,
machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset has been maintained in accordance with normal industry practice, and is in reasonably good operating condition and repair (subject to normal wear and tear).  Section 3.14 of the Disclosure Schedule identifies each location at which the Seller maintains tangible assets and indicates, for each such location, the category or categories of tangible assets at each such location and the approximate book value thereof. Section 3.14 of the Disclosure Schedule also lists each vehicle owned or leased by the Seller and identifies those vehicles which are used by employees of the Seller for personal as well as business purposes.
3.15	Inventory.  The inventory of the Seller consists of raw
materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable.  The Seller holds no inventory on a consignment basis, except to the extent of any reserves therefor set forth on the Closing Balance Sheet.
3.16	Contracts.  Section 3.16 of the Disclosure Schedule lists the following contracts and other agreements to which the Seller is a party:
(a)	any agreement (or group of related agreements) for
the lease of personal property to or from any Person providing for lease payments in excess of $50,000.00 per annum;
(b)	any agreement (or group of related agreements) for
the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or involve consideration in excess of
$50,000.00;
(c)	any agreement (or group of related agreements) under
which it has created, incurred, assumed, or guaranteed any
indebtedness for borrowed money, or any capitalized lease
obligation, or under which it has imposed a Security Interest on any of its assets, tangible or intangible;
(d)	any agreement concerning confidentiality or
noncompetition, or limiting in any way the Seller's freedom to purchase from alternate suppliers;
(e)	any written agreement involving the Stockholder;
(f)	any profit sharing, stock option, stock purchase, stock
appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees, other than any such plan or arrangement which is an Employee Benefit Plan;
(g)	any collective bargaining agreement;
(h)	any written agreement or, to the Seller's Knowledge,
any other agreement for the employment of any individual on a full-
time, part-time, consulting, or other basis providing annual compensation in excess of $10,000.00 or providing severance
benefits;
(i)	any agreement under which it has advanced or loaned
any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;
(j)	any agreement with any sales agent or distributor;
(k)	any agreement under which the consequences of a
default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Seller; or
(l)	any other written agreement (or group of related
agreements), or, to the Seller's Knowledge, any other unwritten agreement (or group of related agreements), in either case the performance of which involves consideration in excess of
$50,000.00.
The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 3.16 of the Disclosure Schedule (as amended to date).  With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II above); (iii) neither the Seller nor, to the Seller's Knowledge, any other party is in breach or default, and, to the Seller's Knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) neither the
Seller nor, to the Seller's Knowledge, any other party has repudiated any provision of the agreement.
3.17	Notes and Accounts Receivable.  All notes and accounts
receivable of the Seller are reflected properly on their books and records, and are valid receivables subject to no setoffs or counterclaims, except to the extent of any reserves therefor set forth on the Closing Balance Sheet.
3.18	Powers of Attorney and Banking Matters.  There are no
outstanding powers of attorney executed on behalf of the Seller.  Section
3.18 of the Disclosure Schedule sets forth and describes all arrangements which the Seller has with any banking institution, and identifies the Person or Persons authorized to make deposits, withdrawals, or otherwise take actions in respect thereof.
3.19	Insurance.  Copies of all insurance policies held at any time by the Seller and now in the Seller's possession have been delivered to the Buyer at or prior to the date hereof. Section 3.19 of the Disclosure
Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements)
to which the Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 5 years (other than general liability and casualty insurance, for which the name of the insurer and period of coverage will be provided as to all policies held at any time by the Seller and now in the Seller's possession):
(a)	the name, address, and telephone number of the
agent;
(b)	the name of the insurer, the name of the policyholder,
and the name of each covered insured;
(c)	the policy number and the period of coverage;
(d)	the scope (including an indication of whether the
coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and
(e)	a description of any retroactive premium adjustments
or other loss-sharing arrangements.
With respect to each such insurance policy stated as being currently in effect on the Disclosure Schedule: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II above); (iii) the Seller is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) neither the Seller nor, to the Seller's Knowledge, any other party to the policy has repudiated any provision thereof. At the Closing, the Buyer shall assume the policy issued by Connecticut National
Life Insurance Company, Policy No. 0C0013032, currently held by the
Seller for term life insurance for the Stockholder in the amount of
$1,000,000.00.
3.20	Litigation.  Section 3.20 of the Disclosure Schedule sets forth each instance in which the Seller (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (b) is a party or to the Knowledge of the Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.
3.21	Product Warranty.  To the Seller's Knowledge, each product
manufactured, sold, or delivered by the Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and to the Seller's Knowledge the Seller has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, or delivered by the Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 3.21 of the Disclosure Schedule includes copies of the standard terms and conditions of sale for the Seller (containing applicable guaranty, warranty, and indemnity provisions).
3.22	Product Liability.  To the Seller's Knowledge, it has no
Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, or delivered by the Seller.
3.23	Employees.  Section 3.23 of the Disclosure Schedule identifies each of the Seller's employees, each such employee's annual compensation, and the jurisdiction, to Seller's Knowledge, in which such employees reside.  To the Knowledge of the Seller, no executive, key employee, or group of employees has any plans to terminate employment with the Seller other than pursuant to this Agreement.  The Seller is not a party to or bound by any collective bargaining agreement, nor has the Seller experienced any strikes, written grievances, written claims of unfair labor practices, or other labor disputes. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller.
3.24	Employee Benefits.
(a)	Section 3.24 of the Disclosure Schedule lists each
Employee Benefit Plan that the Seller maintains or to which the
Seller contributes.
	(i)	To the Seller's Knowledge, each such
Employee Benefit Plan (and each related trust,
insurance contract, or fund) complies in form
and in operation in all material respects with
the applicable requirements of ERISA, the
Code, and other applicable laws.
	(ii)	Each such Employee Benefit Plan which is an
Employee Pension Benefit Plan has received a
favorable determination letter from the
Internal Revenue Service as to its qualification
under Code Section 401(a) and, to the Seller's
Knowledge, there is no basis for the revocation
of any such letter.
	(iii)	The Seller has delivered to the Buyer correct
and complete copies of the plan documents
and summary plan descriptions, the most
recent determination letter received from the
Internal Revenue Service, the most recent
Form 5500 Annual Report, and all related
trust agreements, insurance contracts, and
other funding agreements which implement
each such Employee Benefit Plan.
(b)	With respect to each Employee Benefit Plan that the
Seller maintains or to which it contributes:
	(i)	No such Employee Benefit Plan which is an
Employee Pension Benefit Plan (other than
any Multiemployer Plan) has been completely
or partially terminated or been the subject of a
Reportable Event as to which notices would be
required to be filed with the PBGC.  No
proceeding by the PBGC to terminate any
such Employee Pension Benefit Plan (other
than any Multiemployer Plan) has been
instituted or, to the Knowledge of any of the
directors and officers (and employees with
responsibility for employee benefits matters) of
the Seller, threatened.
	(ii)	No action, suit, proceeding, hearing, or (to
Seller's Knowledge) investigation with respect
to the administration or the investment of the
assets of any such Employee Benefit Plan
(other than routine claims for benefits) is
pending or, to Seller's Knowledge, threatened.
(c)	The Seller does not contribute to any Multiemployer
Plan.
(d)	The Seller does not maintain or contribute to and has
never maintained or contributed to, nor ever has been required to contribute to, any Employee Welfare Benefit Plan providing post-
employment medical, health, or life insurance or other welfare-type benefits for any Assumed Employee (as defined in Section 8.07), their spouses, or their dependents (other than in accordance with
Code Sect.4980B and applicable state insurance laws).
(e)	The Seller and the Stockholder shall each notify the
Buyer within fifteen (15) business days after receiving written notice of any of the following events, whether such events (or the
Seller's or Stockholder's receipt of written notice thereof) have occurred before, on or after the Closing Date:
	(i)	The revocation or threatened revocation of
any favorable determination letter referred to
in paragraph (a), clause (ii) of this Section 3.24
or
	(ii)	The commencement or threatened
commencement of any action, suit, proceeding,
hearing or investigation of the type described
in paragraph (b), clause (ii) of this Section
3.24.
In each such event, the Seller shall also promptly (at its own expense) take the following actions, as applicable:
	(i)	The Seller shall take reasonable steps to
preserve the qualified status under Code
Section 401(a) of any Employee Pension
Benefit Plan as to which revocation of a
favorable determination letter is made or
threatened; and
	(ii)	The Seller shall defend or otherwise respond
appropriately to any pending or threatened
action, suit, proceeding, hearing or
investigation referred to in this paragraph (e).
3.25	Guaranties.  Section 3.25 of the Disclosure Schedule sets
forth each instance in which the Seller is a guarantor or otherwise is liable for any Liability or obligation of any other Person (excluding any guaranty of indebtedness for borrowed money).
3.26	Disclosure.  The representations and warranties contained in this Article III do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.
3.27	Environment, Health, and Safety.
(a)	The Seller has complied in all material respects with
all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.  Without limiting the generality of the preceding sentence, the Seller has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and
Safety Laws.  Section 3.27 of the Disclosure Statement identifies each such permit, license or other authorization, and indicates whether any such permit, because of authorization, cannot be freely assigned to the Buyer hereunder.
(b)	Except as set forth in Section 3.27 of the Disclosure
Schedule, the Seller has no Liability (and Seller has not handled or disposed of any substance, arranged for the disposal of any
substance, exposed any employee or other individual to any
substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, complaint, claim, or demand against the Seller giving rise to any Liability) for damage by the Seller to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental,
Health, and Safety Law.
(c)	All equipment used in the business of Seller is free of
any asbestos which is or could become friable or otherwise require removal or notification of hazard to any Person, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.
3.28	Investment.  The Seller and the Stockholder (a) understand
that the shares of Common Stock have not been registered under the
Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) the Seller is acquiring the shares of
Buyer Common Stock solely for its own account for investment purposes, and not with a view to the distribution thereof (except to the Stockholder),
(c) the Seller and the Stockholder are sophisticated investors with knowledge and experience in business and financial matters, (d) the Seller and the Stockholder have received certain information concerning the
Buyer and have had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the shares of Buyer Common Stock, and (e) each of the Seller and the
Stockholder is an Accredited Investor for the reasons set forth in
Section 3.28 of the Disclosure Schedule.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Seller that the statements contained in this Article IV are correct and complete as of the date of this Agreement, and that such statements will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV)
except as may be set forth in any supplemental disclosure delivered by the Buyer to the Seller on or prior to Closing Date.
4.01	Organization of the Buyer.  The Buyer is a corporation duly
organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Buyer is duly licensed or qualified to do business as a foreign corporation in every jurisdiction where the failure to be so licensed or qualified would have a material adverse effect.
4.02	Authorization of Transaction.  The Buyer has full right,
power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Related Agreements to which it is or may become a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Related Agreements have been duly authorized by the Buyer's
Board of Directors.  No approval or authorization is required from the
Buyer's stockholders for the execution, delivery, or performance of this Agreement or the Related Agreements. This Agreement and the Related
Agreements to which the Buyer is or may become a party constitute (or will constitute when executed and delivered) the valid and legally binding obligations of the Buyer, enforceable in accordance with their respective terms.
4.03	Noncontravention.  Neither the execution and the delivery of this Agreement and the Related Agreements, nor the consummation of the transactions contemplated hereby or thereby (including the assignments and assumptions referred to in Article II above), will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except that the consent of the Buyer's lender is required. Except for a filing under the Hart-Scott-Rodino Act, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article II above).
4.04	Brokers' Fees.  The Buyer has no Liability or obligation to
pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
4.05	Financial Statements.  Attached hereto as Exhibit C are the
following financial statements of the Buyer: (i) audited balance sheets and statements of income, stockholder's equity, and cash flow as of and for the fiscal years ended June 24, 1994, June 30, 1995 and June 29, 1996; and
(ii) an unaudited balance sheet and statement of income, and cash flow as of and for the period ended February 22, 1997. The financial statements attached hereto as Exhibit B (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Buyer as of such dates and the results of operations of the Buyer for such periods and are correct and complete; provided, however, that the unaudited financial statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate)
and lack footnotes and other presentation items.
4.06	Capitalization of Buyer.  As of March 27, 1997, the Buyer
had duly authorized 40 million shares of common stock, $1.00 par value, of which 13,121,380 shares were issued and outstanding and 2,196,517 were reserved for issuance for various corporate purposes, and 1,000,000 shares of preferred stock, $1.00 par value, none of which was issued and outstanding.
4.07	Buyer Common Stock.  The shares of Buyer Common Stock
to be issued to the Seller hereunder will, when so issued, be duly authorized, validly issued and outstanding, and fully paid and non-assessable. Provided that the statements contained in Section 3.28 are true and correct, such shares of Buyer Common Stock will have been issued pursuant to an exemption from registration under the Securities Act and the applicable blue sky laws of The Commonwealth of Massachusetts.
4.08	Buyer SEC Reports.	The Buyer has previously
furnished the Seller and the Stockholder with true and complete copies of the Buyer's Annual Report on Form 10-K for the year ended June 29,
1996, its proxy statement for the Annual Meeting of Stockholders held
September 11, 1996, all communications mailed by the Buyer to its stockholders since June 11, 1996, and all Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed after June 29, 1996. The financial statements and schedules of the Buyer contained in said reports (or incorporated therein by reference) were prepared in accordance with
GAAP applied on a consistent basis except as noted therein, and fairly present the information purported to be shown therein.  Such proxy statement and stockholder communications, Annual Report on Form 10-K,
Current Reports on Form 8-K, and Quarterly Reports on Form 10-Q did
not, on the date of mailing in the case of such proxy statement and stockholder communications, and on the date of filing in the case of such reports, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Buyer has timely filed all proxy statements, Annual Reports on Form 10-K, Current Reports on Form 8-K, Quarterly Reports
on Form 10-Q, and other statements and reports required to be filed under the Securities Act and the Securities Exchange Act of 1934, as amended, and as of their respective dates all such statements and reports complied in all material respects with the published rules and regulations of the Commission with respect thereto.
4.09	Litigation.  The Buyer is not subject to any outstanding
injunction, judgment, order, decree, ruling, or charge; nor is the Buyer a party or, to its knowledge, threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator.
ARTICLES V AND VI INTENTIONALLY OMITTED
ARTICLE VII
INDEMNIFICATION
7.01.	Survival of Representations and Warranties.  All of the
representations and warranties contained in Sections 3.03 through 3.27
(except as set forth below) and Sections 4.03 through 4.07 of this
Agreement shall survive the Closing and continue in full force and effect for a period of eighteen months thereafter; provided, that the representations and warranties contained in Section 3.27, insofar as they relate solely to any real property subject to a Lease Agreement, shall survive for the term of the applicable Lease Agreement. All of the other representations, warranties and covenants contained in this Agreement shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).
7.02	Indemnification Provisions for Benefit of the Buyer.  In the
event the Seller and the Stockholder breach any of the representations, warranties, and covenants contained in this Agreement or any Related
Agreement, and, if there is an applicable survival period pursuant to
Section 7.01 above, provided that the Buyer makes a specific written claim for indemnification against either the Seller or the Stockholder pursuant to
Section 10.07 below within such survival period, then the Seller and the Stockholder jointly and severally agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, or caused by the breach; provided, however, that the Seller and the Stockholder shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, or caused by the breach (or alleged breach) of any representation or warranty of the Seller or the Stockholder contained in this Agreement or any Related Agreement until the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $1,000,000.00 aggregate threshold (and then only to the extent of such Adverse Consequences exceeding that amount).
Notwithstanding the limitations contained in the foregoing sentence, the Seller and the Stockholder jointly and severally agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the
Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Seller which is not an Assumed
Liability; provided, that any amounts so indemnified by the Seller or the Stockholder in accordance with this paragraph shall be taken into account as indemnity payments in determining the Seller's and the Stockholder's maximum cumulative aggregate indemnification obligation set forth in the following paragraph; and provided, further, that for purposes of this
Section 7.02 there shall not be deemed to be any breach of any representation, warranty, or covenant of the Seller or the Stockholder contained in this Agreement or any Related Agreement to the extent that the Seller or the Stockholder makes a payment under this paragraph that would not have been required to be made absent such a breach in the first instance..
In no event, however, will the Seller's and the Stockholder's indemnification obligations under this Section 7.02 exceed the Final
Purchase Price.
7.03	Indemnification Provisions for Benefit of the Seller and the
Stockholder.  In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained in this
Agreement or any Related Agreement and, if there is an applicable survival period pursuant to Section 7.01 above, provided that either the
Seller or the Stockholder makes a written claim for indemnification against the Buyer pursuant to Section 10.07 below within such survival period, then the Buyer agrees to indemnify the Seller and the Stockholder from and against the entirety of any Adverse Consequences the Seller or the Stockholder may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller or the Stockholder may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that the Buyer shall not have any obligation to indemnify the Seller or the Stockholder from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of the Buyer contained in Article IV of this Agreement until the Seller and the Stockholder have in the aggregate suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $50,000.00 aggregate threshold (and then only to the extent of such Adverse Consequences exceeding that amount).
7.04	Matters Involving Third Parties.
(a)	If any third party shall notify any Party (the
"Indemnified Party") with respect to any matter (a "Third Party
Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Article VII, then the Indemnified Party shall promptly notify each Indemnifying
Party thereof in writing and shall provide all relevant information and documentation in the Indemnified Party's possession; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party or in providing any such relevant information and documentation shall relieve the Indemnifying
Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.
(b)	Any Indemnifying Party will have the right to defend
the Indemnified Party against the Third Party Claim with counsel of its choice (but only insofar as such Third Party Claim may give rise to a claim for indemnification against that Party (a "Covered
Matter")) so long as the Indemnifying Party notifies the
Indemnified Party in writing within 60 days after the Indemnified
Party has given notice of the Covered Matter that the Indemnifying
Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may
suffer resulting from, arising out of, or caused by the Covered
Matter.
(c)	So long as the Indemnifying Party is conducting the
defense of the Covered Matter in accordance with Section 7.04(b)
above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the
Covered Matter, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Covered Matter without the prior written consent of the
Indemnifying Party, and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Covered Matter without the prior written consent of the Indemnified Party (A) in any case in which (1) the
Indemnified Party may be subject to an injunction or other
equitable relief pursuant to the proposed judgment or settlement or
(2) settlement of, or an adverse judgment with respect to, the
Covered Matter is, in the good faith judgment of the Indemnified
Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the
Indemnified Party and (B) provided, that if the Indemnified Party withholds such consent with respect to any monetary award, the
Indemnified Party shall thereafter be responsible for the defense of such Covered Matter and the Indemnifying Party's liability with respect thereto shall not exceed the amount of the proposed
judgment or settlement from which the Indemnified Party withheld its consent.
(d)	In the event any of the conditions in Section 7.04(b)
above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the
Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the
Indemnifying Parties will reimburse the Indemnified Party
promptly and periodically for the costs of defending against the
Covered Matter (including reasonable attorneys' fees and
expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Covered Matter to the fullest extent provided in this
Article VII.
7.05	Other Indemnification Provisions.  Any indemnification
payments payable under this Article VII shall for all purposes be treated as an adjustment to the Final Purchase Price, and the parties hereby agree that they will not take any positions or other actions (including reporting the adjustments on their applicable Tax Returns) inconsistent with this treatment. With respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against the Stockholder hereunder, the Stockholder hereby agrees that he will not make any claim for indemnification against the Buyer by reason of the fact that he was a director, officer, employee, or agent of the Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise).
ARTICLE VIII
POST-CLOSING COVENANTS
The Parties agree as follows with respect to the period following the
Closing.
8.01	Further Assurances.  In case at any time after the Closing
any further action is necessary or desirable on the part of any party to this Agreement to effectively transfer and assign to, and vest in, the Buyer each of the Acquired Assets and the Assumed Liabilities, such party shall (and in the case of the Seller, the Stockholder shall cause the Seller to) take such further action without further consideration (including the execution and delivery of such further instruments and documents) as the other party reasonably may request. After the Closing the Stockholder will cause the Seller and the Seller's professional advisors and agents to cooperate with the Buyer, at the Buyer's expense, to permit the Buyer to (i) enjoy the Seller's rating and benefits under the workman's compensation laws of applicable jurisdictions, to the extent permitted by such laws, and (ii) file on a timely basis all reports required to be filed with any government or governmental agency.
8.02	Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Seller, each of the other Parties will cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all (solely with respect to third party costs) at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article VII above).
8.03	Covenant Not to Compete.  For a period of five years from
and after the Closing Date, neither the Seller nor the Stockholder will, directly or indirectly, (1) engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing or control of, be employed by, associated with, or in any manner be connected with, or lend the Stockholder's name or credit to, or render services or advice to, in any business whose products or activities compete in whole or in part with the products or activities of the Seller conducted on the Closing Date in any geographic area in which the Seller conducts that business as of the Closing Date, (2) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, whether directly or for the benefit of any other person or entity, any employee of the Buyer, or (3) interfere with the Buyer's relationship with any person, including any employee, contractor, supplier or customer; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this
Section 8.03 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
8.04	Use of Names "Chiswick Trading," "Chiswick," and "Bags
& Bows". .  The Seller and the Stockholder acknowledge and agree that as a result of the consummation of the transaction contemplated hereby, the
Buyer is acquiring Seller's rights to use the names "Chiswick Trading," "Chiswick," and "Bags & Bows" in connection with the Seller's business, for which the Seller and the Stockholder will receive full and adequate consideration, and that neither the Seller nor the Stockholder will use such name or any similar name subsequent to the Closing. Immediately following the Closing the Seller will change its name to "Cambria
Corporation".
8.05	Registration of the Buyer Common Stock.
(a)	Registration Procedures and Expenses.  The Buyer
shall use all reasonable efforts to effect the registration of the shares of Buyer Common Stock issued to the Seller hereunder under and in compliance with the Securities Act for sale as expeditiously as reasonably possible following the Closing by performing the
following:
	(i)	Following the Closing, the Buyer shall prepare
and file with the Commission a registration
statement on Form S-3 with respect to the
shares of Buyer Common Stock issued to the
Seller hereunder and use its best efforts to
cause such registration statement to become
effective within forty-five (45) days following
the Closing and to remain effective for a
period of two years (or such shorter period as
the Stockholder and the Buyer may agree)
from the Closing Date and shall take such
action as is necessary under applicable state
securities laws to permit the sale of such shares
of the Buyer Common Stock thereunder.  The
Seller's and/or the Stockholder's plan of
distribution with respect to such shares of the
Buyer Common Stock shall be as follows:
(a) sale of shares from time to time by the
Seller, the Stockholder or by pledgees, donors,
transferees or other successors in interest;
(b) a block trade in which the broker or dealer
so engaged will attempt to sell the shares as
agent but may position and resell a portion of
the block as principal to facilitate the
transaction; (c) purchases by a broker or
dealer as principal and resale by such broker
or dealer for its own account, (d) regular
brokerage transactions executed on the New
York Stock Exchange, (e) negotiated
transactions effected at such prices as may be
obtainable and as may be satisfactory to the
Stockholder, or (f) other means.  If the
Securities Act requires that such registration
statement or the prospectus forming a part
thereof be amended or supplemented in order
to properly reflect the Seller's and the
Stockholder's plan of distribution, the
Stockholder will promptly notify the Buyer of
such matters and cooperate with the Buyer in
effecting such amendment or supplement.  If
the Seller or the Stockholder transfers any
shares of the Buyer Common Stock to a
broker or dealer, it or he shall advise such
transferee of the fact that the shares are sold
or to be sold pursuant to such registration
statement and of the provisions of this
Section 8.05.  The registration statement shall
permit delayed or continuous offerings
pursuant to Rule 415 under the Securities Act
until the expiration of the period set forth
above.  If, at the expiration of the initial
registration statement described in this clause
(i) the Seller, the Stockholder, and/or their
respective donors, transferees, or other
successors in interest have not effected the sale
or other disposition of all of the Buyer
Common Stock included in the registration
statement, and if the Seller and/or the
Stockholder cannot otherwise sell the Buyer
Common Stock (or such number of shares
thereof as the Seller or Stockholder wishes to
sell) under Rule 144(k) under the Securities
Act (or any successor provision), the Seller
and/or the Stockholder shall have the right,
exercisable by written notice to the Buyer, to
demand that the Buyer effect (within thirty
(30) days of the date of the applicable notice)
up to three (3) additional registrations of such
Buyer Common Stock on terms corresponding
to the terms of this Section 8.05 (other than
Section 8.05(d) below); provided, that the then
Fair Market Value of the Buyer Common
Stock to be included in any such registration
shall not be less than One Hundred Thousand
Dollars ($100,000).
	(ii)	The Buyer shall prepare and file with the
Commission such amendments and
supplements to such registration statement
and the prospectus used in connection
therewith as may be necessary to update and
keep such registration statement effective and
to comply with the provisions of the Securities
Act with respect to the sale of all securities
covered by such registration statement.
Notwithstanding anything else to the contrary
contained herein, the Buyer shall not be
required to disclose any confidential
information concerning pending acquisitions
not otherwise required to be disclosed.
	(iii)	The Buyer shall furnish to the Seller and the
Stockholder such number of copies of the
registration statement, each amendment and
supplement thereto, the prospectus included in
the registration statement (including each
preliminary prospectus and each amendment
or supplement thereto), and such other
publicly-available documents as the Seller or
the Stockholder may reasonably request in
order to facilitate the disposition of the shares
of Buyer Common Stock covered by the
registration statement.  Subject to the Buyer's
performance of its obligations under clause
(iv) below, the Seller and the Stockholder shall
comply with all prospectus delivery
requirements under the Securities Act.
	(iv)	The Buyer shall notify the Seller and the
Stockholder, at any time when a prospectus
relating to the registration statement is
required to be delivered under the Securities
Act, of the happening of any event as a result
of which the prospectus included in the
registration statement contains an untrue
statement of a material fact or omits any fact
necessary to make the statements therein not
misleading, and, at the request of the Seller or
the Stockholder, the Buyer will promptly
prepare, complete, and file as necessary (and,
when completed, give notice to the Stockholder
and the Seller) a supplement or amendment to
such prospectus so that, as thereafter
delivered to the purchasers of such shares of
Buyer Common Stock, such prospectus will
not contain an untrue statement of a material
fact or omit to state any fact necessary to make
the statements therein not misleading.
	(v)	The Buyer shall cause all of the shares of
Buyer Common Stock issued to the Seller
hereunder to be listed on each securities
exchange on which securities of the same class
issued by the Buyer are then listed.
	(vi)	The Buyer shall provide a transfer agent and
registrar for all of the shares of Buyer
Common Stock issued to the Seller hereunder
not later than the effective date of the
registration statement.
	(vii)	In the event of the issuance of any stop order
suspending the effectiveness of the registration
statement, or of any order suspending or
preventing the use of any related prospectus
or suspending the qualification of any shares
of Buyer Common Stock included in the
registration statement for sale in any
jurisdiction, the Buyer shall use its reasonable
best efforts promptly to obtain the withdrawal
of such order.
All expenses incurred by Buyer in complying with this
subsection (a), including, without limitation, all registration and filing fees, printing expenses, and fees and disbursements of counsel for the Buyer, are herein called "Registration Expenses". All selling commissions applicable to the sales of the Buyer Common Stock and all fees and disbursements of counsel for any Stockholder are herein called "Selling Expenses".
(b)	Allocation of Expenses.  The Buyer will pay all
Registration Expenses in connection with registration pursuant to this Section 8.05.  All Selling Expenses in connection with such registration shall be borne by the Stockholder.
(c)	Indemnification.  In connection with the registration
of shares of the Buyer Common Stock under the Securities Act pursuant to this Section 8.05, the Buyer will indemnify and hold harmless the seller of such shares of Buyer Common Stock, each underwriter of such shares of Buyer Common Stock and each other person, if any, who controls such seller or underwriter within the meaning of Section 15 of the Securities Act, against any losses, claims, damages, liabilities or expenses (including reasonable attorneys' fees and disbursements), joint or several, to which such seller, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon (i) any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement under which such shares of Buyer Common Stock were registered under the Securities Act pursuant to this Section 8.05, or any post-
effective amendment thereof, or the omission (or alleged omission)
to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue statement (or alleged untrue statement) of a material fact contained in any final prospectus (as amended or supplemented, if the Buyer shall have filed with the Commission any amendment thereof or supplement thereto), or the omission (or alleged omission)
to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading;
and will reimburse such seller, underwriter and each such
controlling person for any legal or other expenses reasonably incurred by such seller, underwriter or such controlling person in connection with investigating or defending  any such loss, claim, damage, liability or expense, provided, however, that the Buyer will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon any untrue statement (or alleged untrue statement) or omission (or alleged omission) of a material fact made in said registration statement, said preliminary prospectus or said prospectus or said amendment or supplement in reliance upon and in conformity with written information furnished to the Buyer through an instrument duly executed by such seller or underwriter specifically for use in the preparation thereof.  In connection with the registration of shares of the Buyer Common Stock under the Securities Act
pursuant to this Section 8.05, each seller of such shares of Buyer
Common Stock severally and not jointly, will indemnify and hold harmless the Buyer, each person, if any, who controls the Buyer within the meaning of Section 15 of the Securities Act, each officer of the Buyer who signs the registration statement, each director of the Buyer, each underwriter and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against any losses, claims, damages, liabilities or expenses (including reasonable attorneys' fees and disbursements), joint or several, to which the Buyer or such officer, director, underwriter or
controlling person may become subject under the Securities Act or otherwise, and will reimburse the Buyer or such officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by the Buyer or such officer, director,
underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or expense, but only insofar as such losses, claims, damages, liabilities or expenses
(or actions in respect thereof) arise out of or are based upon any untrue statement (or alleged untrue statement) or omission (or alleged omission) of a material fact referred to in clause (i) or (ii) of this subsection (c), and provided, however, that this paragraph shall apply if and only if such statement (or alleged untrue statement) or omission (or alleged omission) was made in reliance upon and in conformity with information furnished in writing to the Buyer by or on behalf of such seller specifically for use in such registration statement or prospectus.  It shall be a condition of the Buyer's obligations to effect registration of the shares of Buyer Common
Stock hereunder that the sellers participating in such registration provide the Buyer and the underwriters, if any, with all material facts, including, without limitation, furnishing such certificates, questionnaires and legal opinions as may be required by the Buyer or such underwriters, concerning such participating sellers which are reasonably required to be stated in the registration statement or in the prospectus or are otherwise required in connection with the offering.  If any third party shall notify any Party with respect to any matter that may give rise to a claim for indemnification against any other Party under this Section 8.05(c), the Parties' respective defense, settlement, participation, and other procedural rights with respect to that matter shall be determined by applying, mutatis mutandis, the procedures set forth in Section 7.04 above.  The indemnification provided for in this Section 8.05 shall remain in full force and effect following the Closing regardless of any
investigation made by or on behalf of the indemnified party or any officer, director, or controlling person of the indemnified party, and shall survive the transfer of the Buyer Common Stock covered by the applicable registration statement.
(d)	If the registration statement described in subsection
(a) above has not been declared effective within forty-five (45) days following the Closing, or if the Buyer has not taken such action as is necessary under applicable state securities laws to permit the sale of the Buyer Common Stock thereunder within that 45-day period (or if there is in effect on that forty-fifth (45th) day a stop order or other order described in subsection (a)(vii) above that is not withdrawn within ten (10) business days), then Seller shall have the right, exercisable by written notice to Buyer given no later than thirty (30) days after such forty-fifth (45th) or fifty-fifth (55th) day, as applicable (but not later than the termination of the event that gave rise to the Seller's right hereunder), to sell to the Buyer all of the Buyer Common Stock issued to the Seller under Article II of this
Agreement at a price of $8,400,000, plus any dividends on the Buyer
Common Stock accrued but unpaid as of such date.  In the event that Seller exercises the right described in this clause (d), the Seller shall sell the Buyer Common Stock to the Buyer, and the Buyer shall purchase the Buyer Common Stock from the Seller, at a
closing to be held within thirty (30) days of the date of Seller's notice hereunder, at which the Buyer shall deliver the purchase price for the Buyer Common Stock to the Seller by wire transfer or delivery of other immediately available funds against the Seller's delivery of the Buyer Common Stock (as evidenced by the
certificates issued therefor and duly executed stock powers), free and clear of all Security Interests.
8.06	Access to Books and Records.  Subject to the following
sentence, during the Access Period the Buyer agrees to maintain in a reasonably accessible place the books and records of the Seller delivered to it at Closing;  to provide the Stockholder and its representatives, reasonable access to such books and records at reasonable times, in a manner so as not to interfere with the normal business operations of the Seller; and to provide copies of such books and records to the Stockholder.
If at any time during the Access Period the Buyer wishes to dispose of such books and records, the Buyer agrees to give the Stockholder sixty days'
prior notice of such disposition, and to deliver such books and records to the Stockholder should the Stockholder so request during such 60 day period. With respect to books and records retained by the Seller at the Closing, the Stockholder agrees to give the Buyer the same access during the Access Period and the same notice and rights in the event of any proposed disposition thereof.
8.07	Employees and Employee Benefits.
	(a)	Hiring.  At the Closing Date, the Buyer will
offer to employ on an at will basis (except where otherwise
contemplated by this Agreement) each of the Seller's then existing employees (including any employees then absent due to sickness or disability or other authorized leave of absence), on substantially the same terms and conditions, including rates of pay, subject to changes as may be made by the Buyer in the Ordinary Course of
Business after the Closing Date (including changes in the
Stockholder's compensation as contemplated by the parties hereto).
Such individuals as accept Buyer's offer hereunder are hereinafter referred to as the "Assumed Employees."
	(b)	Continuation of Certain Arrangements
Subsequent to Closing.  Seller shall continue to operate Seller's
Employee Welfare Benefit Plans and payroll systems (the
"Transition Arrangements") for the Buyer's account and for the benefit of the Eligible Individuals (as defined in subsection (c)
below) on substantially the same basis as in effect immediately prior to the Closing Date for such Eligible Individuals for the period commencing on the Closing Date and ending on such date, not later than thirty (30) days after the Closing Date, as the Buyer may specify by advance written notice (the specified date being herein referred to as the "Benefits Closing Date").  Buyer shall be fully responsible for all payroll, payroll taxes, benefit claims and premiums incurred and all related out-of-pocket costs (including surcharges or penalties attributable to the temporary continuation or cancellation of coverage contemplated by this paragraph (b))
incurred by the Seller in the conduct of the Transition
Arrangements after the Closing Date and through the Benefits
Closing Date in respect of Eligible Individuals.  The Buyer shall reimburse the Seller for such amounts in accordance with the
Seller's funding practices and procedures for the Transition
Arrangements promptly upon receipt of reasonable written
substantiation of the amounts thereof; provided, however, that
Seller shall not be obligated to advance funds for payroll or payroll taxes and instead Buyer shall make adequate sums available for such purpose on a timely basis in accordance with the reasonable instructions of the Seller. For purposes of operating the Transition Arrangements through the Benefits Closing Date, Seller shall be entitled to assume all of its employees are Assumed Employees and all rates of pay, tax withholding and benefit elections and other relevant facts continue exactly as in effect on the Closing Date
(i) unless and until otherwise notified in writing by the Buyer and
(ii) until any change of which the Seller is duly notified may be implemented consistent with its existing practices and procedures for the Transition Arrangements.
	It is the intent of the parties that the Buyer shall be
liable for, and the Seller and the Stockholder shall have no liability for, all coverages, benefits, claims, costs, expenses and other liabilities incurred under or in connection with the Transition
Arrangements.  To that end, Buyer shall and does hereby indemnify and hold the Seller and the Stockholder harmless from any and all such coverages, benefits, claims, costs, expenses and other liabilities (including reasonable attorneys' fees and other costs) of any kind resulting from, arising out of or during the course of, or caused by the Transition Arrangements or the employment (or termination of employment, whether actual or constructive) of the Assumed
Employees on or after the Closing Date or any action taken in respect thereof, including but not limited to, any severance, termination pay, or similar obligations, or liability under law.  For purposes of the foregoing indemnity, the provisions of Section 7.04, if otherwise applicable, shall apply but in no event shall the minimum liability limitation of Section 7.03 apply.
	(c)	Welfare Benefits.  Commencing as of the
Benefits Closing Date, the Buyer shall provide the Assumed
Employees and their dependents and beneficiaries (collectively with such Assumed Employees, the "Eligible Individuals") Employee
Welfare Benefit Plan (including severance plans) coverages (i) in each case as provided by Buyer's comparable Employee Benefit
Plan, (ii) without application or reapplication of any elimination or waiting period, eligibility period (other than such periods as may be generally applicable to Buyer's employees, and subject to (iii)
following), or exclusion of pre-existing condition, and (iii) taking into account each Assumed Employee's service with the Seller through the Closing Date as though such service had been
performed with the Buyer only for the purposes of determining vacation, vacation pay, severance benefits and service awards.
After the Benefits Closing Date, Seller's comparable group health plan shall also be responsible and liable for any provision
subsequent to the Benefits Closing Date of health care coverage otherwise required of Seller's group health plan at such time
(determined without regard to the anticipated termination of
Seller's group health plan subsequent to the Benefits Closing Date)
in respect of any current or former employee (or spouse or child or other eligible dependent of such employee) of Seller whether or not such employee is an Assumed Employee.
	(d)	401(k) Plan.  The parties acknowledge that the
Buyer is not assuming the Chiswick Trading Inc. 401(k) Plan
("Seller's 401(k) Plan") but instead that Seller intends to promptly distribute all balances under Seller's 401(k) Plan as soon as practicable following the Closing Date.  Each Assumed Employee instead shall be eligible to participate in the 401(k) Plan for
Employees of New England Business Service, Inc.("Buyer's 401(k)
Plan") commencing as of July 1, 1997.  Service of the Assumed
Employees with the Seller through the Closing Date shall not be taken into account for purposes of the Buyer's 401(k) Plan.  The
Buyer and the Seller shall reasonably cooperate to facilitate the rollover of each electing Assumed Employee's account balance in
Seller's 401(k) Plan, if at that time still an employee of the Buyer, from Seller's 401(k) Plan to Buyer's 401(k) Plan.
	(e)	WARN.  The Buyer agrees that, for the period
beginning on the Closing Date and ending on the sixtieth (60th) day after the Benefits Closing Date, it will not permit any of the
Assumed Employees to suffer "employment loss" for purposes of the Worker Adjustment and Retraining Notification Act, 29 U.S.C.
Sect.Sect. 2101-2109, and related regulations (the "WARN Act") if such employment loss could create any liability for the Seller or the Stockholder, unless the Buyer delivers notices under the WARN Act in such a manner and at such a time that the Seller and the
Stockholder bear no liability with respect thereto, except as such notices may be excused under the WARN Act.
	(f)	Cooperation of Buyer's Employees.  The Buyer
shall and shall cause the Assumed Employees to provide, on a timely basis and at the Buyer's cost and expense, such assistance as the
Seller may reasonably request in the administration of the
Transition Arrangements through the Benefits Closing Date and, thereafter, in the termination of such Arrangements and Seller's
401(k) Plan.
8.08	Lease Agreement.  The Buyer shall enter into a Lease
Agreement in the form attached hereto as Exhibit A for the property at 25
Union Avenue, Sudbury, Massachusetts, promptly following the acquisition of such property by the Seller or the Stockholder (or an affiliate of either such party).
ARTICLE IX INTENTIONALLY OMITTED
ARTICLE X
MISCELLANEOUS
10.01	Press Releases and Public Announcements.  No Party shall
issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable efforts to advise the other Party prior to making the disclosure).
10.02	No Third Party Beneficiaries.  This Agreement shall not
confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
10.03	Entire Agreement.  This Agreement and the Related
Agreements constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.
10.04	Succession and Assignment.  This Agreement shall be
binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may assign any or all of its rights and interests
(but none of its obligations or duties) hereunder to one or more of its affiliates.
10.05	Counterparts.  This Agreement may be executed in one or
more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
10.06	Headings.  The section headings contained in this Agreement
are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
10.07	Notices.  All notices, consents, requests, waivers, demands, claims, and other communications hereunder must be in writing.  Any notice, consent, request, waiver, demand, claim, or other communication hereunder shall be deemed duly given if it is delivered (1) by hand, (2) by overnight delivery (and then the next business day), or (3) by registered or certified mail (and then two business days after), return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below, provided that in any case a copy is mailed by registered mail, return receipt requested, to the appropriate addresses set forth below:
If to the Seller:	Theodore Pasquarello
	74 Fox Run Road
	Sudbury, MA  01776
with a copy to:	Donald B. Abrams, Esq.
	Bingham, Dana & Gould LLP
	150 Federal Street
	Boston, MA  02110
If to the Buyer:	New England Business Service,
Inc.
	500 Main Street
	Groton, MA  01471
	Attn:  John F. Fairbanks
with a copy to:	Terrence W. Mahoney, Esq.
	Hill & Barlow, a Professional
Corporation
	One International Place
	Boston, MA  02110
Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), with a copy to the appropriate addresses set forth below delivered by the same means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
10.08	Governing Law.  This Agreement shall be governed by and
construed in accordance with the domestic laws of the Commonwealth of Massachusetts without regard to conflicts of laws principles.
10.09	Amendments and Waivers.  No amendment of any provision
of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller or the Stockholder.  No waiver by any
Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
10.10	Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
10.11	Expenses.  Each of the Buyer, Seller, and the Stockholder
will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that it has not borne any of the costs and expenses of the Seller and the Stockholder (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby, except to the extent reflected in the
Closing Balance Sheet.  The Seller also agrees that it has not paid any amount to any third party, and will not pay any amount to any third party until after the Closing, with respect to any of the costs and expenses of the Seller and the Stockholder (including any of their legal fees and expenses)
in connection with this Agreement or any of the transactions contemplated hereby, except to the extent reflected in the Closing Balance Sheet.
10.12	Construction.  The Parties have participated jointly in the
negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. With regard to all dates and time periods set forth in this Agreement, time is of the essence.
10.13	Incorporation of Exhibits and Schedules.  The Exhibits and
Schedules identified in this Agreement and the Disclosure Schedule are incorporated herein by reference and made a part hereof.
10.14	Specific Performance.  Each of the Parties acknowledges and
agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof.
10.15	Bulk Transfer Laws.  The Buyer acknowledges that the
Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.
*****
	IN WITNESS WHEREOF, the Parties hereto have executed this
Agreement on the date first above written.
CHISWICK TRADING, INC.
BY:		/s/ Theodore Pasquarello
	Theodore Pasquarello,
President
		/s/ Theodore Pasquarello
(Theodore Pasquarello)

NEW ENGLAND BUSINESS
SERVICE, INC.
BY:		/s/ Robert J. Murray
	Robert J. Murray, Chief
Executive Officer

ARTICLE I DEFINITIONS	1
ARTICLE II PURCHASE AND SALE	8
2.01 Purchase and Sale of Assets.	8
2.02 Assumption of Liabilities.	8
2.03 Initial Purchase Price.	8
2.04 The Closing.	8
2.05 Adjustments to Initial Purchase Price.	8
2.06 Allocation.	9
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE
SELLER AND THE STOCKHOLDER	10
3.01 Organization of the Seller.	10
3.02 Authorization of Transaction.	10
3.03 Noncontravention.	10
3.04 Brokers' Fees.	11
3.05 Title to Assets.	11
3.06 Subsidiaries.	11
3.07 Financial Statements.	11
3.08 Events Subsequent to Most Recent Fiscal Year End.	11
3.09 Undisclosed Liabilities.	13
3.10 Legal Compliance.	13
3.11 Tax Matters.	13
3.12 Real Property.	13
3.13 Intellectual Property.	14
3.14 Tangible Assets.	16
3.15 Inventory.	16
3.16 Contracts.	16
3.17 Notes and Accounts Receivable.	18
3.18 Powers of Attorney.	18
3.19 Insurance.	18
3.20 Litigation.	19
3.21 Product Warranty.	19
3.22 Product Liability.	19
3.23 Employees.	19
3.24 Employee Benefits.	20
3.25 Guaranties.	22
3.26 Disclosure.	22
3.27 Environment, Health, and Safety.	22
3.28 Investment.	22
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE
BUYER	23
4.01 Organization of the Buyer.	23
4.02 Authorization of Transaction.	23
4.03 Noncontravention.	23
4.04 Brokers' Fees.	24
4.05 Financial Statements.	24
4.06 Capitalization of Buyer.	24
4.07 Buyer Common Stock..	24
4.08 Buyer SEC Reports.	24
4.09 Litigation.	25
ARTICLE VII INDEMNIFICATION	25
7.01. Survival of Representations and Warranties.	25
7.02 Indemnification Provisions for Benefit of the Buyer.	25
7.03 Indemnification Provisions for Benefit of the Seller and the
Stockholder.	26
7.04 Matters Involving Third Parties.	27
7.05 Other Indemnification Provisions.	28
ARTICLE VIII POST-CLOSING COVENANTS	28
8.01 Further Assurances.	28
8.02 Litigation Support.	29
8.03 Covenant Not to Compete.	29
8.04 Use of Names	29
8.05 Registration of the Buyer Common Stock.	30
8.06 Access to Books and Records	35
8.07 Employees and Employee Benefits	35
8.08 Lease Agreement	37
ARTICLE X MISCELLANEOUS	38
10.01 Press Releases and Public Announcements.	38
10.02 No Third Party Beneficiaries.	38
10.03 Entire Agreement.	38
10.04 Succession and Assignment.	38
10.05 Counterparts.	38
10.06 Headings.	38
10.07 Notices.	38
10.08 Governing Law.	39
10.09 Amendments and Waivers.	39
10.10 Severability.	40
10.11 Expenses.	40
10.12 Construction.	40
10.13 Incorporation of Exhibits and Schedules.	40
10.14 Specific Performance.	40
10.15 Bulk Transfer Laws.	41

Exhibit A -- Form of Lease Agreement for Premises at 25 Union Ave. Exhibit B -- Seller Financial Statements (Sect. 3.07)
Exhibit C -- Buyer Financial Statements (Sect. 4.05)
Exhibit D -- Environmental Reports and Related Documents
Disclosure Schedule -- Exceptions to Representations and Warranties